Exhibit 99.3

Axiall Corporation Announces Issuance of Notice of Redemption for Any and All of its 9% Senior Secured Notes due 2017

ATLANTA – February 1, 2013 – Axiall Corporation (NYSE: AXLL), formerly known as Georgia Gulf Corporation (the “Company”), today announced that it has issued a notice of redemption for any and all of its 9% Senior Secured Notes due 2017 (CUSIP Nos. 373200AV6 and U37332AG5) (the “Notes”) that remain outstanding after the completion of the Company’s previously announced offer to purchase relating to the Notes, which is currently set to expire at 9:00 a.m., New York City time, on February 15, 2013. The redemption date is March 4, 2013, and the redemption price is 100% of the principal amount of the Notes redeemed plus a make-whole premium equal to the Applicable Premium (as defined in the indenture governing the Notes) as of, and accrued and unpaid interest to, the redemption date. As of February 1, 2013, approximately $5.46 million aggregate principal amount of Notes remain outstanding. The Company intends to use cash on hand or available borrowings to fund the redemption.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. It is an international manufacturer of chlor-alkali and derivatives, chlorovinyls and aromatics products including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, phosgene derivatives, polyvinyl chloride, vinyl compounds, acetone, cumene and phenol. It also manufactures vinyl-based building and home improvement products that are marketed under the Royal Building Products and Exterior Portfolio brands, including window and door profiles, siding, mouldings, pipe and pipe fittings, and decking. Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

Source: Axiall Corporation

Axiall Corporation

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